Exhibit 99.1

Ondas Holdings Reports First Quarter 2025 Financial Results—On Track for Record Year

Q1 Revenue of $4.2 Million Driven by OAS Growth and Global Demand for Autonomous Drone Systems

Over 500% Year-over-Year Revenue Growth Reflects Execution on Backlog that has Increased to $16.8 M Driven by Strong Order Momentum; Reaffirms Outlook for at least $25 Million in Revenue for 2025

Ended First Quarter with Over $25 Million of Cash to Support Growth Plan

New Orders Across Europe, the Middle East and the United States Position OAS for Global Expansion in 2025

dot16 Wireless Platform Gains Traction with AAR Selection for NGHE Rail Communications Upgrade; Ondas Networks Now Positioned to Convert this Market Validation into Commercial Adoption

Conference Call Scheduled for Today at 8:30 a.m. ET

BOSTON, MA – May 15, 2025 - Ondas Holdings Inc. (Nasdaq: ONDS) (“Ondas” or the “Company”), a leading provider of private industrial wireless networks and commercial drone and automated data solutions through its Ondas Networks and Ondas Autonomous Systems (OAS) business units, reported financial and operating results for the first quarter ended March 31, 2025. In addition, the Company announced that Joe Popolo will be stepping down from his role as a director in connection with his public service commitments as the nominee to be the U.S. Ambassador to the Kingdom of The Netherlands.

“Ondas is entering 2025 with strong momentum, led by the outstanding performance of our Ondas Autonomous Systems business unit,” said Eric Brock, Chairman and CEO of Ondas Holdings. “OAS is executing effectively on existing programs while expanding its reach with new defense and homeland security customers in Europe and other regions. We ended Q1 with over $25 million in cash and are actively fulfilling our $10 million backlog from 2024. In addition, we are seeing strong demand growth, with $9.3 million in new OAS orders, and we believe visibility on a robust pipeline that now totals $16.8 million positions us to meet or exceed our $25 million revenue goal for the year. These early results justify our investments in scaling our operating platform and reaffirm our confidence in the long-term growth trajectory of our business outlook.”

“Our team at OAS is advancing key programs in Israel and the UAE with successful deployments of our Iron Drone Raider and Optimus platforms that are now opening new markets in Europe and other regions. These field operations are validating the systems’ effectiveness and demonstrating their combat-readiness in live security environments, while helping establish the Raider as the category leader in low-kinetic counter-UAS solutions. In fact, we recently secured our third Iron Drone customer, a governmental entity that will use the Raider for border security. At the same time, we are investing in global scalability by expanding our production capacity, building regional support capabilities, and reinforcing our supply chain to meet growing customer demand. With both Optimus and Raider gaining traction, OAS is transitioning from early customer adoption to attack the large, rapidly growing global defense and security end markets.”

“At Ondas Networks, we continue to strengthen our position as a key technology provider for next-generation rail communications. The recent selection of our dot16 wireless protocol by the Association of American Railroads for the NGHE system represents a major milestone and validates years of focused development. With dot16 now positioned across 900 MHz, 220 MHz, and 450 MHz networks, we are strategically aligned with the industry’s long-term modernization plans. Our priority now is to convert this market validation into commercial adoption and build a scalable, high-value business serving critical infrastructure operators across North America.”

“Lastly, on behalf of the Board and the entire Ondas team, I want to thank Joe Popolo for his dedicated service and strategic guidance during a pivotal period of growth for our company. Joe brought thoughtful leadership to the boardroom, and we are grateful for his many contributions. We congratulate him on his appointment as U.S. Ambassador to the Kingdom of The Netherlands and wish him great success in this important public service role,” Brock concluded.

“It has been a privilege to serve on the Ondas Board of Directors and support the Company’s mission to deliver transformative technology solutions in critical infrastructure and defense markets. I remain highly confident in the Company’s leadership, its strategic direction, and its potential to create meaningful long-term value for shareholders. I look forward to following Ondas’ continued progress with great optimism,” Joe Popolo added.

First Quarter 2025 and Recent Highlights – Ondas Autonomous Systems (OAS)

●	Generated $4.0 million in revenues during the first quarter of 2025, a more than 12-fold increase from $0.3 million in the first quarter of 2024.

●	Brigadier General (Res.) Oshri Lugassy was appointed as Co-CEO of OAS to drive expansion in emerging defense and security technology markets.

●	Ron Stern, former Chairman of Airobotics, who was appointed to Ondas’ Board of Directors in January 2025, has taken an active role in supporting OAS’s growth strategy in the defense sector.

●	Continuing its global expansion, OAS scaled commercial activities with the Optimus System and Iron Drone Raider through increased marketing activity, key customer engagements, new strategic partnerships, and strengthening of its leadership across defense, homeland security, security, and critical infrastructure sectors.

●	Captured over $9.0 million in orders year-to-date from both existing and new customers for the Iron Drone and Optimus platforms across the Middle East, Europe, and the United States with future orders supported by a growing and visible customer pipeline.

●	In January, Airobotics received an order from a major defense company for the integration of new applications into the Iron Drone Raider system. This includes testing and development of features designed to defend against ground-based threats.

●	In February, Airobotics launched a global demonstration tour as part of OAS’s expansion strategy. The tour showcases the Iron Drone Raider system to allied government end users and prime defense contractors. These demonstrations have resulted in contractual engagements and initial purchase orders in Europe and other regions. The demo team will continue touring with key partners in the United States, and countries across Europe and the Middle East.

●	In March, OAS secured a $3.2 million purchase order from a governmental entity in the UAE to expand its Optimus Drone Network infrastructure. This supports the ongoing deployment of autonomous aerial services under the UAE’s Drone Box program, enabling rapid-response public safety and emergency operations in urban environments.

●	In April, Airobotics received a $3.4 million order for Iron Drone Raider deployments from a renowned defense contractor in Europe on behalf of a major governmental customer to protect and secure critical infrastructure and governmental facilities.

●	Recently, OAS secured its third Iron Drone customer with a $1.7 million order from a new major governmental security organization, which will integrate Iron Drone Raider into ongoing homeland security operations.

●	OAS formed a strategic partnership with Palantir Technologies to integrate their Foundry platform, enhancing the scalability and operational efficiency of its autonomous drone systems. This collaboration is intended to optimize supply chain, production workflows, and customer engagement and is expected to expand into integration of certain AI-enabled capabilities into OAS’ autonomous drone platforms.

●	OAS also announced a strategic partnership with Volatus Aerospace to enhance border surveillance and situational awareness using its autonomous aerial systems across North America.

●	American Robotics received a new FAA BVLOS waiver in Q1, enabling expanded drone operations over people and moving vehicles from a remote operations center, reinforcing its leadership in autonomous drone operations.

●	Eric Brock, CEO of Ondas Holdings, was elected Co-Chair of the Commercial Drone Alliance.

“We are seeing momentum build across both the Optimus and Iron Drone platforms as we demonstrate combat readiness of our systems for scaled field deployments,” said Oshri Lugassy, Co-CEO of Ondas Autonomous Systems. “Since the start of 2025, we secured new orders from both existing and new customers in defense and public safety verticals, reflecting the strength of our portfolio, and the growing demand for autonomous drone capabilities. The Raider platform, in particular, is gaining recognition as a highly effective, combat-ready counter-UAS solution which is driving global demand. We remain focused on expanding our operational capabilities so that OAS can respond to increased demand for the protection and security of critical locations and populations from the threat of hostile drones.”

“Our team is executing on a clear strategy—scaling production, strengthening our service delivery infrastructure, and forming strategic partnerships with industry leaders like Palantir and Volatus Aerospace. With a strong backlog and a robust pipeline of both near and long-term program opportunities, we believe OAS is well-positioned for record performance in 2025 and to lead the global adoption of autonomous aerial systems deployed in critical security environments,” Lugassy concluded.

First Quarter 2025 and Recent Highlights – Ondas Networks

●	Generated approximately $0.2 million in revenue during the first quarter of 2025 compared to $0.3 million in the first quarter of 2024.

●	Markus Nottelmann was appointed as CEO of Ondas Networks to lead the commercialization of Ondas Networks’ industrial wireless networking capabilities and drive adoption of the dot16 technology platform within the global railroad sector.

●	In April, the Association of American Railroads’ (AAR) Wireless Communications Committee announced the selection of Ondas Networks’ IEEE 802.16t (dot16) Direct-Peer-to-Peer (DPP) protocol as the new communications standard for Next Generation Head-of-Train / End-of-Train (NGHE). This decision represents a key milestone in the modernization of NGHE safety critical systems relied on by all freight rail operators.

●	In May, the Institute of Electrical and Electronics Engineers (IEEE) announced the formal adoption of the 802.16t standard, enhancing secure, mission-critical industrial networks with a modern, open-standard wireless protocol. This adoption supports the upgrade of legacy networks, improving data capacity and meeting the performance and security needs of critical infrastructure sectors like rail and energy.

●	Ondas Networks continued preparations to supply the critical dot16-enabled connectivity solutions to all HOT/EOT vendors and is engaging with this vendor community to bring NGHE products based on the dot16 standard to market.

●	Ondas Networks’ partner Siemens secured an additional follow-on purchase order from Metra, the primary commuter rail system serving the Chicago metropolitan area, for Airlink dot16 compliant wireless systems to upgrade the legacy 900 MHz Advanced Train Control Systems (ATCS) network and migrate the network to the new 900 MHz A-block. Once fully deployed, Metra will be operating its 900 MHz network entirely on Ondas Networks equipment.

●	The field trial with a Class I railroad to host Interoperable Train Control Messaging (ITCM) over dot16 in support of Positive Train Control (PTC) messaging over the new 900 MHz A-block continues to progress. This is expected to result in an order to our partner Siemens for 900 MHz equipment for installation on an entire subdivision which is expected to allow for safety system redundancy and serve as a model and additional use case for Class I Rails for the new 900 MHz network.

●	The 220 MHz radio program on behalf of an Amtrak-sponsored upgrade to its Advanced Civil Speed Enforcement System (ACSES), a PTC system utilized by passenger and transit, as well as certain freight rail operators in the Northeast Corridor (NEC), is progressing well, with commercial deliveries expected to start during Q3 2025.

“Ondas Networks is making important progress in driving adoption of our dot16 wireless technology across critical rail infrastructure,” said Markus Nottelmann, CEO of Ondas Networks. “The Association of American Railroads’ selection of dot16 as the standard for the NGHE system is a significant validation of our platform and a key milestone in our strategy. Combined with our ongoing work to integrate ITCM over the 900 MHz A-block, we’re demonstrating how dot16 can enhance the performance, safety, and efficiency of modern freight rail operations.”

“These advancements reflect years of collaboration with MxV and other industry leaders and position Ondas Networks at the center of next-generation rail communications. The flexibility and robustness of our FullMAX platform is expanding our market opportunity across the 900 MHz, 220 MHz, and now 450 MHz networks. We are working closely with vendors to bring NGHE-compliant systems to market and remain focused on scaling commercial deployments through 2025 and beyond,” Nottelmann concluded.

First Quarter 2025 Financial Summary

Ondas reported revenues of $4.2 million for the quarter ended March 31, 2025, a significant increase from $0.6 million in Q1 2024. This 7-fold increase in revenue was driven by the initial delivery of Iron Drone and Optimus systems under contracts secured in 2024 and early 2025 with military and public safety customers.

Gross profit rose to $1.5 million, compared to a loss of $0.4 million in Q1 2024, resulting in a gross margin of 35% versus a loss of 63% in Q1 2024. The improvement is the result of increased product revenue at OAS, which has higher gross margins as compared to the service and subscriptions revenue recognized in Q1 2024. Margins may vary between quarters due to revenue mix across systems sales, development programs, and services.

Operating expenses increased to $11.8 million, up from $8.7 million in Q1 2024, while cash operating expenses rose to $9.0 million from $7.3 million, primarily due to investments in scaling operations to support the growth in revenue and customer activity at OAS. A reconciliation of cash operating expenses, a non-GAAP measure, is provided in the attached financial tables.

The operating loss widened modestly to $10.3 million, compared to $9.1 million in Q1 2024. Net loss was $14.1 million, compared to $9.9 million in the prior year period, driven primarily by non-cash interest expense of $3.9 million, compared to $0.8 million in the prior year period. The increase in interest expense reflects the amortization of debt discount and issuance costs tied to the repayment of a larger debt balance during the quarter.

Adjusted EBITDA improved slightly to a loss of $7.5 million, versus $7.7 million in Q1 2024. A reconciliation of Adjusted EBITDA, a non-GAAP measure, is provided in the attached financial tables.

Ondas ended the quarter with $25.4 million in cash, compared to $30.0 million at year-end 2024. Cash used in operations declined to $6.7 million, down from $7.5 million in Q1 2024 and the Company raised an aggregate of $2.3 million from warrant exercises, Israeli government grants, and other financing.

Operational and Financial Outlook

The Company expects to generate strong growth and maintains a revenue target of at least $25 million for 2025. This would be a record year and represent nearly 250% growth year-over-year from 2024. Growth will be led by our OAS business unit which we expect to generate at least $20 million in revenue. This outlook is supported by $10 million in backlog from 2024 and what we believe is a conservative view of the likely orders we expect to secure and fulfil during the year given current customer pipeline visibility. Revenue expectations for Ondas Networks currently are primarily related to existing and expected development programs and modest system sales due to the current lack of firm commitments on rail network buildout timelines.

Bookings and revenue growth are expected to fluctuate from quarter-to-quarter given the variability around both expected orders associated with program expansion with existing customers, as well as the timing of the addition of new customers at OAS, and the timing of rail network buildouts for Ondas Networks.

Earnings Conference Call & Audio Webcast Details

An earnings conference call is scheduled for today, May 15, 2025, at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time). The conference call will also be broadcast live and available for replay here and via the investor relations section of the Company’s website at ir.ondas.com. A replay will be accessible from the investor relations website after completion of the event.

Date: Thursday, May 15, 2025

Time: 8:30 a.m. Eastern time

Toll-free dial-in number: 844-883-3907

International dial-in number: 412-317-5798

Call participant pre-registration link: here

The Company encourages listeners to pre-register, which allows callers to gain immediate access and bypass the live operator. Please note that you can register at any time during the call. For those who choose not to pre-register, please call the conference telephone number 10-15 minutes prior to the start time, at which time an operator will register your name and organization.

About Ondas Holdings Inc.

Ondas Holdings Inc. (“Ondas”) is a leading provider of private wireless data solutions via Ondas Networks Inc. (“Ondas Networks”) and commercial drone solutions through Ondas Autonomous Systems Inc. via its wholly-owned subsidiaries American Robotics, Inc. (“American Robotics” or “AR”) and Airobotics LTD (“Airobotics”), which we operate as a separate business unit called Ondas Autonomous Systems.

Ondas Networks is a developer of proprietary, software-based wireless broadband technology for large established and emerging commercial and government markets. Ondas Networks’ standards-based (802.16t), multi-patented, software-defined radio FullMAX platform enables Mission-Critical IoT (MC-IoT) applications by overcoming the bandwidth limitations of today’s legacy private licensed wireless networks. Ondas Networks’ customer end markets include railroads, utilities, oil and gas, transportation, aviation (including drone operators) and government entities whose demands span a wide range of mission critical applications.

Ondas Autonomous Systems Inc. (OAS) specializes in designing, developing, and marketing autonomous drone solutions via its two advanced drone platforms: the Optimus System, the world’s first FAA-certified small UAS (sUAS) for aerial security and data capture, and the Iron Drone Raider, a counter-drone system designed to combat hostile drones. Both platforms are highly automated, AI-powered, and capable of continuous, remote operation for critical defense, infrastructure, industrial, and government applications. American Robotics and Airobotics have achieved industry-leading regulatory milestones, including the first-ever FAA Type Certification for the Optimus System and the first drone system approved by the FAA for automated beyond-visual-line-of-sight (BVLOS) operations without an on-site human operator.

Ondas Networks, American Robotics and Airobotics together provide users in defense, homeland security, public safety and other critical industrial and government security and infrastructure markets with improved connectivity, situational awareness and data collection and information processing capabilities.

For additional information on Ondas Holdings, visit www.ondas.com or follow Ondas Holdings on X and LinkedIn. For additional information on Ondas Networks, visit www.ondasnetworks.com or follow Ondas Networks on X and LinkedIn. For additional information on American Robotics, visit www.american-robotics.com or follow American Robotics on X and LinkedIn. For additional information on Airobotics, visit www.airoboticsdrones.com or follow Airobotics on X and LinkedIn. For additional information on Ondas Autonomous Systems, follow us on LinkedIn.

Information on our websites and social media platforms is not incorporated by reference in this release or in any of our filings with the U.S. Securities and Exchange Commission.

Non-GAAP Financial Measure

As required by the rules of the Securities and Exchange Commission (“SEC”), we provide a reconciliation of Adjusted EBITDA and cash operating expenses, the non-GAAP financial measures, contained in this press release to the most directly comparable measures under GAAP, which reconciliations are set forth in the tables below.

We believe that Adjusted EBITDA and cash operating expenses facilitate analysis of our ongoing business operations because such measures exclude items that may not be reflective of, or are unrelated to, the Company’s core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. Other companies may calculate Adjusted EBITDA and cash operating expenses differently, and therefore our measures may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA and cash operating expenses should only be used as supplemental measures of our operating performance.

We believe that Adjusted EBITDA improves comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), tax impacts and other adjustments as set out in the table below, which management has determined are not reflective of core operating activities and thereby assist investors with assessing trends in our underlying businesses.

We believe that cash operating expenses improve comparability from period to period by removing the impact of depreciation, amortization and stock-based compensation as set out in the tables below, which management has determined are not reflective of core operating expenses and thereby assist investor with assessing trend in our underlying business.

Management uses Adjusted EBITDA and cash operating expenses in making financial, operating, and planning decisions and evaluating the Company’s ongoing performance.

Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law.

Contacts

IR Contact for Ondas Holdings Inc.

888.350.9994

ir@ondas.com

Media Contact for Ondas

Escalate PR

ondas@escalatepr.com

Preston Grimes

Marketing Manager, Ondas Holdings Inc.

Preston.grimes@ondas.com

ONDAS HOLDINGS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2025	2024
	(Unaudited)
ASSETS
Current Assets:
Cash	$25,363,853	$29,958,106
Restricted cash	46,121	41,215
Accounts receivable, net	1,913,771	5,223,182
Inventory, net	10,548,855	9,821,692
Other current assets	5,523,951	2,476,356
Total current assets	43,396,551	47,520,551

Property and equipment, net	2,576,849	2,586,691

Other Assets:
Goodwill, net of accumulated impairment charges	27,751,921	27,751,921
Intangible assets, net	26,140,340	27,178,057
Deposits and other assets	694,588	663,073
Operating lease right of use assets	4,040,390	3,921,995
Total other assets	58,627,239	59,515,046
Total assets	$104,600,639	$109,622,288

LIABILITIES, TEMPORARY EQUITY, AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$4,498,886	$5,659,643
Operating lease liabilities	1,243,084	1,121,565
Accrued expenses and other current liabilities	5,483,927	4,719,214
Notes payable, net of unamortized debt discount and issuance costs of $0 and $226,785, respectively, related party	1,500,000	1,273,215
Convertible notes payable, net of unamortized debt discount and issuance cost of $241,547 and $362,237, respectively, related party	5,258,453	5,137,763
Convertible notes payable, net of unamortized debt discount and issuance cost of $3,612,956 and $5,236,362, respectively	29,151,834	31,947,445
Deferred revenue	2,638,081	329,025
Government grant liability	643,057	388,752
Total current liabilities	50,417,322	50,576,622

Long-Term Liabilities:
Notes payable	300,000	300,000
Convertible notes payable, net of current, net of unamortized debt discount and issuance cost of $0 and $1,681,784, respectively	-	15,568,216
Accrued interest	18,962	20,041
Government grant liability net of current	2,239,532	2,168,430
Operating lease liabilities, net of current	4,892,704	4,961,967
Other liabilities	82,500	82,500
Total long-term liabilities	7,533,698	23,101,154
Total liabilities	57,951,020	73,677,776

Commitments and Contingencies

Temporary Equity
Redeemable noncontrolling interest	20,568,332	19,361,205

Stockholders’ Equity
Preferred stock – par value $0.0001; 5,000,000 shares authorized at March 31, 2025 and December 31, 2024, respectively, and none issued or outstanding at March 31, 2025 and December 31, 2024, respectively	-	-
Preferred stock, Series A – par value $0.0001; 5,000,000 shares authorized at March 31, 2025 and December 31, 2024, respectively, and none issued or outstanding at March 31, 2025 and December 31, 2024, respectively	-	-
Common stock – par value $0.0001; 300,000,000 shares authorized at March 31, 2025 and December 31, 2024; 127,724,799 and 93,173,191 issued and outstanding, at March 31, 2025 and December 31, 2024, respectively	12,772	9,317
Additional paid in capital	276,572,688	252,941,813
Accumulated deficit	(250,504,173)	(236,367,823)
Total stockholders’ equity	26,081,287	16,583,307
Total liabilities and stockholders’ equity	$104,600,639	$109,622,288

ONDAS HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2025	2024
Revenues, net	$4,248,182	$625,009
Cost of goods sold	2,759,632	1,019,991
Gross profit (loss)	1,488,550	(394,982)

Operating expenses:
General and administration	5,909,398	3,898,089
Sales and marketing	2,430,110	1,321,149
Research and development	3,459,480	3,512,975
Total operating expenses	11,798,988	8,732,213

Operating loss	(10,310,438)	(9,127,195)

Other income (expense), net
Other income (expense), net	(1,162)	(2,324)
Change in fair value of government grant liability	(124,025)	(74,392)
Interest income	200,806	97,501
Interest expense	(3,867,857)	(782,611)
Foreign exchange gain (loss), net	(33,674)	12,937
Total other income (expense), net	(3,825,912)	(748,889)

Loss before income taxes	(14,136,350)	(9,876,084)

Provision for income taxes	-	-

Net loss	$(14,136,350)	$(9,876,084)
Less preferred dividends attributable to noncontrolling interest	390,000	334,138
Less deemed dividends attributable to accretion of redemption value	817,127	638,646
Net loss attributable to common stockholders	(15,343,477)	(10,848,868)

Net loss per share - basic and diluted	$(0.15)	$(0.17)

Weighted average number of common shares outstanding, basic and diluted	105,004,818	63,035,122

ONDAS HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2025	2024

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(14,136,350)	$(9,876,084)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation	180,709	123,071
Amortization of debt discount and issuance cost	3,303,253	539,526
Amortization of intangible assets	1,061,869	1,052,211
Amortization of right of use asset	221,974	237,561
Retirement of assets	-	3,278
Change in fair value of government grant liability	(32,276)	74,393
Stock-based compensation	1,572,645	269,553
Changes in operating assets and liabilities:
Accounts receivable	3,309,411	1,148,846
Inventory	(727,163)	(1,174,882)
Other current assets	(3,047,595)	(63,087)
Deposits and other assets	(31,515)	3,282
Accounts payable	(1,160,757)	396,573
Accrued expenses and other current liabilities	805,588	(372,569)
Deferred revenue	2,309,056	183,103
Operating lease liability	(288,113)	(82,799)
Other liabilities	-	82,500
Net cash flows used in operating activities	(6,659,264)	(7,455,524)

CASH FLOWS FROM INVESTING ACTIVITIES
Patent costs	(24,152)	(8,689)
Purchase of equipment	(170,867)	(1,188,086)
Purchase of software intangible	-	(15,638)
Net cash flows used in investing activities	(195,019)	(1,212,413)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of stock options and warrants	983,895	2,217
Proceeds from convertible notes payable, net of issuance costs	923,358	-
Proceeds from government grant	364,683	-
Proceeds from sale of common stock, net of issuance costs	-	3,859,394
Proceeds from sale of redeemable preferred stock in Ondas Networks, net of issuance costs	-	4,375,035
Payments on government grant liability	(7,000)	-
Net cash flows provided by financing activities	2,264,936	8,236,646

Decrease in cash, cash equivalents, and restricted cash	(4,589,347)	(431,291)
Cash, cash equivalents, and restricted cash beginning of period	29,999,321	15,022,000
Cash, cash equivalents, and restricted cash end of period	$25,409,974	$14,590,709

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid for interest	$4,829	$7,300
Cash paid for income taxes	$-	$-

SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES:

Preferred dividends attributable to redeemable noncontrolling interest	$390,000	$334,138
Accretion of redeemable preferred stock in Ondas Networks	$817,127	$638,646
Debt exchanged for common stock	$21,939,514	$-
Warrants in relation to sale of redeemable preferred stock in Ondas Networks	$-	$1,471,194
Warrants in Ondas Autonomous Systems, in relation to sale of common stock	$-	$954,737
Warrants in Ondas Networks, in relation to notes payable and convertible notes payable	$345,403	$-
Transfer of equipment into inventory	$-	$398,046
Operating leases right-of-use assets obtained in exchange of lease liabilities	$340,369	$-

ONDAS HOLDINGS INC.

RECONCILIATIONS OF ADJUSTED EBITDA

(Unaudited)

	Three Months Ended March 31,
	2025	2024
Net Loss	$(14,136,350)	$(9,876,084)
Depreciation	180,709	123,071
Amortization	1,061,869	1,052,211
Other expense, net (1)	3,825,912	748,889
Stock-based compensation	1,572,645	269,553
Adjusted EBITDA	$(7,495,215)	$(7,682,360)

(1)	Other expense, net includes interest income, interest expense, foreign exchange gain (loss), net, change in fair value of government grant liability, and other income (expense), net included on the Company’s Condensed Consolidated Statements of Operations.

ONDAS HOLDINGS INC.

RECONCILIATIONS OF CASH OPERATING EXPENSES

(Unaudited)

	Three Months Ended March 31,
	2025	2024
Total operating expenses	$11,798,988	$8,732,213
Depreciation	(180,709)	(123,071)
Amortization	(1,061,869)	(1,052,211)
Stock-based compensation	(1,572,645)	(269,553)
Cash operating expenses	$8,983,765	$7,287,378